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                                                                      Exhibit 99

                                 MINNESOTA POWER
                        CONSOLIDATED STATEMENT OF INCOME
               FOR THE 12 MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                In Thousands Except Per Share Amounts - Unaudited


                                                       1997            1996
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Operating Revenue and Income
     Electric Operations                          $   536,433      $   526,172
     Water Services                                    87,104           79,184
     Automotive Services                              238,866          166,440
     Investments                                       56,880           47,304
                                                  -----------      -----------
         Total Operating Revenue and Income           919,283          819,100
                                                  -----------      -----------

Operating Expenses
     Fuel and Purchased Power                         189,734          189,321
     Operations                                       554,284          501,930
     Interest Expense                                  66,780           56,898
                                                  -----------      -----------
         Total Operating Expenses                     810,798          748,149
                                                  -----------      -----------

Income from Equity Investment                          12,970           15,207
                                                  -----------      -----------

Operating Income from Continuing Operations           121,455           86,158

Distributions on Redeemable
     Preferred Securities of Subsidiary                 6,037            3,220

Income Tax Expense                                     38,816           20,847
                                                  -----------      -----------

Income from Continuing Operations                      76,602           62,091

Income from Discontinued Operations                         -              (26)
                                                  -----------      -----------

Net Income                                             76,602           62,065

Dividends on Preferred Stock                            1,949            2,721
                                                  -----------      -----------

Earnings Available for Common Stock               $    74,653      $    59,344
                                                  ===========      ===========

Average Shares of Common Stock                         30,389           28,969

Earnings Per Share of Common Stock                     $ 2.45          $ 2.05

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